Exhibit 99.1

Popular Announces Appointment of Richard Carrión as Executive Chairman

and Ignacio Alvarez as Chief Executive Officer

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – April 25, 2017 – Popular, Inc. (the “Corporation” or “Popular”) (NASDAQ:BPOP) announced today that its Board of Directors has appointed Richard Carrión, currently Popular’s Chairman and Chief Executive Officer (CEO), as Executive Chairman of the Board of Directors of the Corporation. In this new role, Carrión will collaborate with the new CEO on corporate strategy, with particular emphasis on mergers and acquisitions, innovation and technology, social responsibility initiatives and government and client relations, and will continue to chair the Board of Directors. The Board intends that, over a period of three years, Carrión will transition to the role of Non-Executive Chairman.

Ignacio Alvarez, who has been President and Chief Operating Officer (COO) since 2014, was named President and CEO and a member of the Board of Directors of the Corporation. These appointments will become effective on July 1, 2017.

“I am delighted to have the opportunity to be a part of Popular’s future as Executive Chairman,” said Carrión. “These changes are part of a natural transition. After 26 years as CEO, I am ready, Ignacio is ready, and the organization is ready, for a new leadership structure. As President and COO, Ignacio has proven his strength as a leader, delivering positive results in our Puerto Rico business despite challenging conditions and overseeing the repositioning of our operations in the United States, all while demonstrating a deep understanding of our organization’s culture and earning the respect of employees at all levels. I am confident that Popular will continue to thrive under his direction, and I look forward to continue working closely with him in this new chapter.”

Carrión joined Popular in 1976, became President in 1985, CEO in 1991 and Chairman of the Board in 1993. Under his leadership, Popular consolidated its position as the leading financial institution in Puerto Rico, completing important acquisitions such as Banco de Ponce in 1990, Roig Commercial Bank in 1997, Westernbank in 2010 and Doral Bank in 2015. Carrión also spearheaded the transformation of Puerto Rico’s payment system through the deployment of automatic teller machines and point-of-sale terminals during the 1980’s and 1990’s. He led the diversification of the Corporation’s revenues, driving significant growth in Popular’s U.S. operation.

As President and COO, Alvarez has overseen the operations of Banco Popular de Puerto Rico and Popular Community Bank for the past three years. Prior to joining Popular in 2010 as Chief Legal Officer, Alvarez was a founding partner of a leading San Juan, Puerto Rico based law firm, where he specialized in corporate and banking law.

“I am honored by the confidence that the Board of Directors has placed in me to serve as Popular’s CEO”, said Alvarez. “It has been a privilege to work alongside Richard for the past seven years and I share his vision and his commitment to upholding the core values that make this organization unique. I undertake this new role with a deep sense of responsibility, grateful to be able to count on Richard’s continuing guidance and on the support of an outstanding management team. I am excited about the opportunity to work with our close to 8,000 employees to continue serving our clients and position our organization for the future. I am energized by the opportunities that lie ahead.”

“The Board of Directors congratulates Richard and Ignacio on their new roles,” said the Lead Director, William J. Teuber, Jr. “Thanks to Richard’s leadership during the last three decades, Popular is a strong and vibrant organization, well-positioned for the future. We are grateful for his unwavering commitment to Popular and look forward to his continuing contributions as Executive Chairman of the Board. We have seen how Ignacio has successfully assumed leadership positions in recent years, and he has demonstrated that he has the experience, skills and vision to lead Popular as the new CEO. The Board is confident that this new leadership structure will drive many successes in the years to come.”

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. Popular provides retail, mortgage and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey and Florida under the name of Popular Community Bank.

CONTACT:

Popular, Inc.

Investor Relations:

Brett Scheiner, 212-417-6721

Investor Relations Officer

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)